Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 4, 2016
Registration Statement Nos. 333-205553 and 333-205553-03

**PRICING DETAILS** BMW Vehicle Lease Trust (BMWLT) 2016-2

Joint Leads	:	Credit Suisse(str), Mizuho, Societe Generale
Co-Managers	:	Lloyds, RBC

CLS	$AMT(mm)	WAL	FITCH/S&P	BNCH	SPRD	YLD %	CPN %	$PRICE
A-1	120.000	0.21	F1+/A-1+			0.720	0.72	100.00000
A-2	440.000	1.04	AAA/AAA	EDSF	+ 27	1.240	1.23	99.99298
A-3	350.000	2.00	AAA/AAA	IntS	+ 39	1.441	1.43	99.98678
A-4	90.000	2.43	AAA/AAA	IntS	+ 50	1.578	1.57	99.99322

* Expected Settle	:	10/13/2016	* Format	:	Public/SEC Registered
* First Pay Date	:	11/21/2016	* ERISA	:	Yes
* Expected Ratings	:	Fitch/S&P	* Min Denoms	:	$1k by $1k
* Timing	:	Priced	* Pxing Speed	:	100% PPC to maturity

* Intexnet	:	csfbmwlt_16-2	Passcode -> YX6Y

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.